Exhibit 99.1

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For Immediate Release                               For Information Contact:
August 1, 2002, 3:30 p.m.                           Michael C. Miller
                                                    Jerry A. Little
                                                    (336) 626-8300

               FNB Corp. and Rowan Bancorp, Inc. Consummate Merger

       Asheboro, NC -- FNB Corp. (NASDAQ: FNBN), announced that its acquisition by merger of Rowan Bancorp, Inc. was completed today.
       The acquisition expands FNB's market coverage in central North Carolina to Rowan County through the three offices of Rowan Savings Bank SSB, Inc., the wholly owned subsidiary of Rowan Bancorp. Rowan Bank, a North Carolina chartered savings bank, will operate as a subsidiary of FNB Corp. FNB Corp. is the parent holding company of First National Bank and Trust Company, which operates 16 community offices in Chatham, Montgomery, Moore, Randolph, Rockingham and Scotland counties in central North Carolina. With the merger, FNB Corp. has assets in excess of $700 million.
       "This is a positive step in strengthening FNB's franchise value in mid-Carolina," noted Michael C. Miller, President and CEO of FNB. "With presence in the communities of China Grove, Salisbury and Kannapolis, Rowan Bank's position along the I-85 corridor compliments FNB's position along the expanding corridors of Interstates 73 and 74. Rowan Bank further broadens our demographic base and positions our company for future growth in Rowan and adjacent counties."
       Rowan Bank directors will retain their positions on the bank's board. Bruce D. Jones will continue to serve as President and CEO of Rowan Bank, and will also serve as a director of FNB Corp. Joining Mr. Jones on FNB's board will be fellow Rowan director, Dale E. Keiger.
       "We're pleased to welcome Bruce Jones and his team of employees and directors to the FNB Corp. family," added Mr. Miller. "Combining our respective strengths will enable us to provide a broader range of financial services to our customers and improved returns for our shareholders."
       Mr. Jones added, "The partnership with FNB Corp. creates growth opportunities for Rowan Bank in the areas of commercial banking, trust and investment services, technology banking and more. It also reinforces our position as a strong financial competitor in the marketplace, and promotes the best interests of Rowan's customers, employees and shareholders alike."

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       The merger was announced on February 12, 2002 and approved by Rowan
Bancorp, Inc. shareholders at its annual meeting held on June 25, 2002. Rowan shareholders had the option to elect FNB common stock or cash, or a combination of each, subject to FNB's ability to limit the overall stock consideration to 45%. Because the option to receive FNB stock was oversubscribed, Rowan shareholders who elected cash, or made no election, will receive $36.00 in cash for each Rowan share. Holders of Rowan shares who elected to receive only stock will receive for each Rowan share approximately 1.4952 shares of FNB common stock (with cash paid in lieu of fractional shares) and approximately $13.30 in cash. The stock portion of the consideration to Rowan shareholders is intended to qualify for tax-free treatment in the transaction.
       Consummation of the merger with Rowan Bancorp provides momentum for FNB heading into fourth quarter, as First National Bank will open its newest community office in Pinehurst, North Carolina in mid-October. The Pinehurst office will be the bank's 17th overall, and will incorporate the YES YOU CAN marketing and retail strategy that has proven successful in other markets.
       This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB Corp. and its subsidiaries. These estimates constitute forward-looking statements within the meaning of the risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB Corp. and Rowan Bancorp being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB Corp. does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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